Exhibit 99.1

Corporate Headquarters
40W267 Keslinger Road
For Immediate Release		PO Box 393
For Details Contact:		LaFox, IL 60147-0393
Ed Richardson	David J. DeNeve	USA
Chairman and Chief Executive Officer	Senior Vice President and	Phone: (630) 208-2200
Richardson Electronics, Ltd.	Chief Financial Officer	Fax: (630) 208-2550
Phone: (630) 208-2340	Richardson Electronics, Ltd.
E-mail: info@rell.com

Richardson Electronics Announces Fourth Quarter Dividend

LaFox, IL, Wednesday, April 18, 2007: Richardson Electronics, Ltd. (NASDAQ: RELL) today announced that its Board of Directors voted to declare a cash dividend for the fourth quarter of fiscal 2007 to all holders of common stock.

The cash dividend of $0.04 per share will be payable May 25, 2007 to all common stockholders of record on May 9, 2007. The Company currently has 14,564,199 of common stock outstanding, net of shares held in treasury. A dividend equal to 90 percent of the dividend paid on the common stock will be paid to the holders of the 3,048,258 outstanding shares of Class B common stock.

About Richardson Electronics

Richardson Electronics, Ltd. is a global provider of “Engineered Solutions,” serving the RF, Wireless & Power Conversion; Electron Device; Security; and Display Systems markets. The Company delivers engineered solutions for its customers’ needs through product manufacturing, systems integration, prototype design and manufacture, testing and logistics. Press announcements and other information about Richardson are available online at http://www.rell.com/investor.asp.